Exhibit 99.1

HERITAGE PROPANE
Host: Mike Krimbill
January 10, 2005/1:00 p.m. CST

Moderator	Ladies and gentlemen, thank you for standing by, and welcome to the Energy Transfer Partners conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session; instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Ray Davis. Please go ahead.

R. Davis	Good afternoon. We’re pleased that you could join our earnings call for our first quarter of fiscal year 2005. With me here today, I have Kelcy Warren, Co-chairman, Co-CEO; Mike Krimbill, our President and Chief Financial Reporting Officer; and John Daigh, our Vice President and Treasurer.

We’re happy to announce that we had an excellent quarter in the first quarter. We exceeded our budget and our plan and we think these numbers demonstrates the balance that we’ve been able to create in our business. With that, I’d like to turn over to Mike Krimbill to go through some of the detail on the financials.

M. Krimbill	Thank you, Ray. As you know from our earlier press release, we reported net income for this quarter of about $30 million as compared to approximately $16 million for the same quarter of last year. EBITDA was approximately $70 million versus $25 million, again, for the same quarter last year. We probably have a few more quarters to talk about. The business combination, how it’s accounted for, as you all know, we use the reverse merger accounting. So, the numbers that we reported in our financials exclude the results of the Propane side of the business for the prior year. So, we talk about the aggregate income and EBITDA.

So, on an aggregate basis, meaning we have both sides of our business for the full three months of this year and last year, net income was approximately $31 million versus $14 last year and EBITDA was, again, about $70 million this year and approximately $42 million last year, so substantial improvement over the prior year.

I would like to address some financial items. Our liquidity is in excellent shape. We had about $60 million in cash available, $44 million on the midstream side and about $70 million on the Propane side. In addition, on the Propane side, we had approximately $20 million available under our working capital facility. There has been some concern with other companies with the high price of propane, you know, was there enough liquidity there and we’re in good shape. With respect to our accounts receivable, those are also in good shape. Our aging is similar to the prior year which is we find a good sign in light of the higher pricing.

Also, with the level of interest rates where they are today, which is very attractive, we expect to refinance our existing credit facility on the midstream side. We’re currently in discussions with various financing sources with respect to the availability in terms of such refinancing and we would expect any refinancing to increase our available credit, extend maturities and be on terms generally as favorable as the current midstream revolving credit.

There is one item we’d like to talk about specifically before we turn this over for questioning, and that is an item that impacted our EBITDA for this first quarter. Our EBITDA would’ve been higher, and I’d like to turn that over to John Daigh to give you the details on what happened.

J. Daigh	Thank you, Mike. As Mike mentioned, we had record earnings this quarter and we’re very proud of the fact that our earnings are where they are and the fact that we’re exceeding our plans. But, the reality is the reported earnings from an accounting perspective would have actually been improved over what we’re reporting by about $5.2 million had a hedge activity not impacted November’s results in an unfavorable way.

Those of you that follow the gas industry know that there was an anomaly in the marketplace at the very end of November which caused a one or two day run-up in the price of natural gas, which also therefore required us to reflect a $5.2 million loss in the month of November that related to December transaction. As you all know, we do not speculate on our business. We hedge our activity and that transaction was part of our hedge transactions for the month December.

By the time that the month of December played out when the fiscal product was delivered, we sum up the physical product with the derivatives that were in place to protect our margins, the end result was not a $5.2 million loss which is reflected in our first quarter numbers, but in reality, a $6 million gain. So, this is one of the anomalies that we have to explain from time to time when we have an anomaly in the marketplace that occurred at the end of November. I guess I’d like to turn it over to Kelcy Warren now for his comments.

K. Warren	As previously announced, Bossier pipeline is complete and the volume is moving through the Bossier line are in excess of budget, in excess of what we’ve reported that they would be at this time. The picture there looks extremely good. XTO, which is our largest commitment and largest contract that we have that they are in the process completing a couple of additional trading plants which will increase volumes even further. There has been some success in the lower Bossier that we’re very pleased to have commitments to bring that gas into our pipeline as well. We’re bound by confidentiality agreements on the lower Bossier so we really can’t talk much about it.

However, what we can say that volumes are increasing substantially in that area and it appears that we’re going to be substantially above budget as we move into 2005. In addition, the previously announced project, what some people refer to is the Old Ocean Loop, it has been referred to as Fort Worth base and pipeline or the Barnett Shell pipeline; it’s a 24-inch pipeline that extends from our NTP, our 36-inch line that moves from Waha to Dallas. That line goes due north to an area called Springtown. That pipeline is partially complete. We’ve completed the leg up to ...line X and then we’ve also completed the purchase of the Chevron liquids line that we are in the process of converting the natural gas service. It appears that that project complete in its entirety by the end of March.

Volume commitments on that pipeline have exceeded expectations. We have more than 400 million a day of volume commitments. The majority of those commitments are demand and commodity based top contracts, so we will be paid fees whether the volume show up or not. However, that doesn’t appear to be a problem. A little bit of bad news which leads to good news.

The bad news is we have gas shut in right now behind our pipe as does virtually every pipeline in the Barnett Shale area. The good news is that means that volumes are exceeding expectations and our pipeline is desperately needed. I expect this pipeline to be running at near capacity almost within with the first quarter that we have the line in service. There should be additional deposited things made, possibly. I hope. I’m hopeful there will be additional announcements made on the Barnett Shale. We’re aggressively pursuing other pipeline expansions and we’re having some success.

With that, I’d like to open it up for questions if anybody has any questions.

R. Davis	Operator?

Moderator	We will go to the line of Ron Londe with AG Edwards. Go ahead please.

R. Londe	Thank you. Maybe you could give us a little feel for how the integration of the Devon acquisition is going at this point.

M. Krimbill	We’re very pleased. That was a very seamless transition for us. As you know, Ron, that pipe overlaps in several areas in our South Texas System. We were able to shut down the Devon Madisonville plant. That has been almost completely shut down now and moving all that gas over to the

LaGrange plant. We rationalized the field employees with some of our employees and some of Devon’s employees, and possibly, we’re able to do a greater manpower reduction that we had anticipated.

We are in a process of now rationalizing the field compression and we think by running the two systems as one system, the hydraulics of the system will allow to shutdown even more compression. So, a longwinded answer to your question; it has gone very smoothly and with better results than we had anticipated when we made the acquisition.

R. Londe	The natural gas liquid’s volume per day was up about 1.3% for the quarter versus last year. Was there anything unusual going on in there? I would have thought it might have been a little—the increase might been a little greater than that.

K. Warren	It’s a function, Ron, of frac spreads and whether we’re bypassing LaGrange plant or not, and as you know, we make that decision on a daily basis and you have to look at what the frac spread was and that has a material effect on our liquids production.

R. Londe	So, you were basically bypassing on this the whole period?

K. Warren	Some, and you have to compare it to what we were doing last year.

R. Londe	Maybe, Mike, has some numbers concerning the maintenance cap ex for the quarter.

M. Krimbill	Yes. Our maintenance cap ex for the quarter with both the Heritage Propane side, the Legacy Heritage business and the Energy Transfer business administering transportation as I’ve combined was about $10.4 million.

R. Londe	Another question that I had was, on the balance sheet, you have exchanges payable. Can you go through what that represents?

M. Krimbill	Sure. In the normal course of business, we receive and deliver gas to our customers, and the industry is based on nominations. Maybe a customer may nominate that they want to come pick 100 units of gas, and at the end of, for example, oasis, but in reality the actual transaction maybe 110 units. So, the transaction would initially have been done on 100 units and we would show that we would have an exchange receivable on an imbalance from the customer for the ten units which typically would clear up the next month or we manage on a monthly basis.

R. Londe	On a kind of nationwide basis, we’ve seen propane prices come down a bit, but it looks to me like propane retail prices are remaining fairly firm. Maybe Mike can give us an idea of what margins are doing right now and what were the factors that influenced the fairly good volume increases that you had during the quarter.

M. Krimbill	Sure. The volume, we were real pleased with the volume increase. The majority of it was due to acquisitions, but we were up a little over the prior year even though, as you know, the weather was significantly warmer. Last year for that first quarter, it was 5% warmer than normal and this year it was 10% warmer than normal. So, again, we’re happy with the volumes. But, anytime it’s warm, you know you need to either cut cost and/or raise margins. So, I think you are right. We have seen what you’ve suggested is our margins are higher this year for this quarter than the same quarter a year ago and we’re trying to make up for the warm weather. I would hope that the marketplace allows that that would continue.

R. Londe	Okay. Thank you. That’s all.

Moderator	Next, we go to the line of John Tysseland with Raymond James. Go ahead please.

J. Tysseland	Thank you. Hello, guys. Kelcy, I was wondering if you could update us maybe a little bit on what your views are or what you see on some of the other internal expansion projects you guys talked about during—in the analyst presentation, I guess the Bethel and a few of the other projects you had mentioned.

K. Warren	John, on Bethel storage, we would send out a bid proposal to all the usual suspects in the compression industry. First of all, the first part of that expansion issue, remember, John, was actually compression to increase the turns that we’re able to achieve at Bethel. We received those bids and we’re in process of awarding that bid now. That will be purchased compression. However, the bids are for several compression companies to package that horsepower for us. That will be the first phase. The next phase is actually to expand an additional cavern or caverns at Bethel and that I would say is we’re certainly not ready to announce anything, but is that is moving nicely.

We have not gone out for a formal request of proposals for parties to participate or open season, let’s call it, to participate in the salt dome storage space, but what we’ve done is an informal process where we’ve contacted some obvious candidates. Responses have been good. In addition, we are completing a model internally showing what we could have done with that additional space had we owned it for the last three years and those results have been really eye-opening. So, not really to announce anything there yet, John, but we are soon to be awarding the bid on the compression fabrication and installing that compression to increase our turns.

Another expansion project that we’ve addressed is the extension from the Bossier line of a point, we call it Farar, F-A-R-A-R, that’s an XTO treater located at that small town of east Texas, to Bethel. That line, to me, the only way that line will not be built is if a replacement line is in fact justified. Also, if you remember, John, we talked about the Blue Sky project that would replace this would be aligned directly from the Bossier line up to Cleveland connecting the Barnett Shale plate directly with our Bossier 36-inch pipe. I now believe that that project might take the place of the Farar to Bethel, and the simple reason is that the volumes we’re seeing coming out of the Barnett Sale are, in my opinion, just quite impressive, and the things that producers have been telling us for a whole are in fact coming through. So, we’re not ready announce the Farar to Bethel but I think the primary reason for that is we want to make sure we’re laying the right pipe in the right location.

J. Tysseland	Excellent. Your maintenance cap ex for the quarter looked like a little bit high if you took what you’ve estimated for the year and then quartered it up. But, do you expect that to maybe come off of that number or any reason why it was that high for the quarter?

K. Warren	I think what you’re seeing, John, is mostly timing of cap ex. You hit spikes when you’re going in and doing compressor rebuilds or whatever, but I think what we had in our indications to the street earlier, I think is a pretty good number.

J. Tysseland	Okay. And then, obviously, Mike, just on the propane side, it was warmer than normal in October and November. Can you just go through how December ended up year-over-year and what you’re kind of seeing in January from a volume perspective?

M. Krimbill	John, is this one of those trick questions. We haven’t closed December yet so I couldn’t tell you where we are. We did warm up here in the first week of January and there’s always a little lag between when you get cold weather and folks have to use up what’s in their tanks before they get the next delivery. We’ve not given up on the winter. The weather reports that we watch look very favorable and we think we’re going to get the cold weather here pretty quickly, so we still think we’ll be on target for our projection.

J. Tysseland	Okay. Thanks, guys.

Moderator	Next, we go to the line of Yves Siegel with Wachovia Securities. Go ahead please.

Y. Siegel	Thanks and good afternoon. Ray or Kelcy or Mike, could you comment on what the acquisition market may look like out there?

K. Warren	Yes, Yves. This is Kelcy. The Gulf South acquisition was quite interesting to me. A lot of players, very aggressive multiple. We were a participant in that process, like the assets, obviously didn’t like them that much. We’re seeing some concerning multiples thrown out. I’m not going to say that that’s—by the way, the number paid for Gulf South was not a good business deal, I think it very likely was. It just didn’t make sense for us.

We’re constantly pursuing acquisitions. As you know, Yves, we try to focus and we get more aggressive on acquisitions that are complementary to our existing assets, and we hope we’re going to have some success with some of those, and there are some of those out there, by the way, that we are pursuing. But we’re seeing more financial players coming into the market, and we’re seeing no steals out there anymore, but we do think some quality assets will be coming into the marketplace that suit us quite nicely.

Y. Siegel	Do you have a sense of the size of those?

K. Warren	I’m just going to talk about what’s public information now. You could look at Houston pipeline, for example, that could be quite large. It’s owned by AAP. AAP has publicly stated that once they remove the hair from that deal that’s involved in Enron bankruptcy, that in fact that asset may be placed on the market. That one could be quite large. I wouldn’t think it’s as large as Gulf South, but it could be a large acquisition. Other than that, I don’t see anything really in that category. We see some other things that are being submitted out there that will be substantially less than that, I would guess.

Y. Siegel	Yes, and the problem with that is there’d probably be a lot of bidders, I would assume.

K. Warren	I would certainly think so.

Y. Siegel	Mike, do you want to say anything on the propane side?

M. Krimbill	Sure. On the propane side, we’re seeing some assets go for extremely what we think are high multiples, and of course, those are the larger propane companies. So we are focused on the kind of smaller bread and butter ones, much like midstream that can be blended into our current operations. In other words, the low risk and high rate of return kind of deals. But some of the multiples being paid for these larger companies are head scratchers.

Y. Siegel	Yes. What I’d like to finish up with is, is it possible, perhaps, Kelcy, to talk about the fact that the Bossier pipeline, for instance, volumes are exceeding expectations, and it looks like, I guess, on the Barnett Shale, you might exceed expectations there, as well? Is there any sort of sensitivity that we can sort of think about in terms of perhaps trying to figure out how much upside there possibly is to the numbers this year?

K. Warren	Yes. I would say we’ve never publicly told anybody prior to now. I don’t believe, guys—correct me if I’m wrong—that the Barnett Shale volumes have exceeded 400 million today. I think that’s the first time we’ve released that. That thing is mind-boggling to me. Rarely in your career, if you make a living in this business the way we have, rarely do you ever see volumes exceed producer’s predictions. This is one of those rare times. So, the Barnett Shale, these, I’ll tell you, you’re going to see us—we’ve got to build more pipes. In hindsight, it was a mistake to purchase 24-inch. I wish we could look at the Old Ocean System with 30-inch, so consequently, we will be addressing our hydraulic shortfalls with other projects, and I think you’ll be pleased when we get to the point where we can actually announce something if, in fact, that occurs.

The Bossier, I would say there are really no surprises on Bossier. The volumes are—every bit is good as we had stated they would be. XTO is doing exactly what they stated they would do. I just can’t say enough good things about that company, extremely well managed. If they tell you something, at least it’s my experience, that you can really pretty much go to the bank with it. The pleasing thing for us is on the Bossier, there’s just a lot of other tangential activity that’s occurring. As I mentioned before on the lower Bossier, we’re seeing some very exciting things happen there, as well

Now, I’m going to take that a little step farther. We, really, as a company, need to address our overall hydraulics. As we’ve integrated TUFCO in with Oasis and with the South Texas gathering, we really need to address our overall hydraulics. So, whether we build a line from Farar to Bethel or whether we build a line from the ... up to Cleveland, that’s something this company needs to pick a horse within the next few months, and move forward with that project.

Y. Siegel	How long does a project like that take to get up and running from start to finish?

K. Warren	The Barnett Shale project is extremely complex. I made a statement the other day to, I think, our board, that you don’t want to ever build a pipeline where you can see a 7-11 in a distance. That’s truly what we see with the Barnett Shale. It is a pipeline being built through very populated area, very sophisticated landowners, your right of way agents don’t talk to the landowner. They talk to their attorneys, and that’s never good. A pipeline, however, from ... to Cleveland is more rural in nature. That project would be more like the Bossier line that we built, the 70 miles, 36-inch pipe, and that can go much, much faster. Ray, help me. We built the Bossier line from announcement to completion in how many months? So there’s a 70 miles, and 36-inch pipe that was completed from announcement, and that’s from when we signed the contract, we had no pipe or done anything in eight months. And then, here’s a Barnett Shale pipeline that’s going to be closer to a year before it’s complete. It’s shorter in length and it’s less diameter. Kind of gives you an idea, Yves. This just depends on where it hit.

Y. Siegel	I promise, my last one, at what juncture and time do you think you might increase your guidance for this year?

J. Daigh	When we’re really sure that we can be what we tell you.

Y. Siegel	That’s sort of the beat your wife type of question, so I apologize. Thank you.

Moderator	There are no further questions in queue. Please continue.

R. Davis	If there are no more questions, we thank everyone for their time and we’re always available if you have any additional questions. Thank you very much.

Moderator	That does conclude our conference for today. Thank you for your participation, and for using AT&T Executive Teleconference. You may now disconnect.